EXHIBIT 10.1
TRUST DEED
Index to Clauses

1.00	Interpretation
2.00	Covenant to repay and to pay interest
3.00	Form of the Certificates
4.00	Principal Amount of the Bonds
5.00	Negative Pledge
6.00	Events of Default
7.00	Security
8.00	Enforcement by the Trustee
9.00	Application of Money
10.00	Investment by the Trustee
11.00	Notice to Bondholders regarding application of money
12.00	Payment to Bondholders following an event of default
13.00	Surrender, cancellation and re-issue of Bonds
14.00	Failure by Bondholder to make claim after date of redemption
15.00	Manner of Investment by Trustee
16.00	Register of Bonds
17.00	Trustee’s Remuneration
18.00	Covenants by the Company
19.00	Trustee’s Powers
20.00	Trustee’s Power to Delegate
21.00	Appointment of Agents by Trustee
22.00	Trustee not precluded from entering into contracts
23.00	Trustee’s consents
24.00	Modification of Trust Deed
25.00	Waiver by Trustee
26.00	Appointment of New Trustee
27.00	Retirement by Trustee
28.00	Company’s warranty and performance covenant and Conditions Precedent
29.00	Deemed inclusion of conditions
30.00	Trustee may assume compliance by the Company
31.00	Auditor’s Certificates
32.00	Transfer of Bonds
33.00	Cancellation of Bonds
34.00	Further Assurance
35.00	Power of Attorney
36.00	Miscellaneous
37.00	Notices
38.00	Governing Law
39.00	Submission to Jurisdiction
40.00	Waiver of Objection
41.00	Service of Process
Index to Schedules

First Schedule:	Certificate and Terms and Conditions of the Bonds
Second Schedule:	Provisions for Meetings of Bondholders

T H I S D E E D is made this 4th day of August, Two Thousand and Six Between Consolidated Water Co. Ltd. a company incorporated under the laws of the Cayman Islands with its registered office at Regatta Office Park, Windward Three, 4th Floor, West Bay Road, P.O. Box 1114 GT, Grand Cayman, Cayman Islands (hereinafter called “the Company”) of the One Part and Dextra Bank & Trust Co. Ltd. a company incorporated under the Laws of the Cayman Islands with its registered office at Sagicor House, 198 North Church Street, P.O. Box 472 GT, Grand Cayman, Cayman Islands, B.W.I. (hereinafter called “the Trustee”) of the Other Part.
W H E R E A S
A. By a Resolution of the Company passed on the 28th day of July 2006 the Company resolved to borrow with the approval of its Board of Directors in accordance with its Articles of Association a sum not exceeding Fifteen Million Seven Hundred and Seventy-One Thousand Nine Hundred and Ninety-Seven United States Dollars and Sixteen Cents (US$15,771,997.16) by the issue and sale of Secured Fixed Rate Bonds.
B. It has been agreed and determined between the Company and the Trustee that the Bonds shall be constituted and secured in the manner and upon the terms and conditions contained in this Trust Deed and subject to and with the benefit of the Conditions contained in Part B of the First Schedule which shall be deemed to be part of this Trust Deed.
C. The net proceeds from the issue of the Bonds are to be applied towards partial funding of the construction of the reverse osmosis water plant in the Bahamas and assist to in other capital expenditure projects and such use of the proceeds is legitimate and in accordance with applicable law.

D. The Trustee has agreed to act as trustee of this Trust Deed for the benefit of the Bondholders on and subject to the terms and conditions set out in this Trust Deed.
NOW THIS TRUST DEED WITNESSETH AND IT IS HEREBY AGREED AND DECLARED as follows:-
1.00 INTERPRETATION
1.01 In this Trust Deed:-
“AFFILIATES” means with respect to the Company, a subsidiary or holding company of the Company or any other subsidiary of that holding Company.
“ARRANGER” means Scotiatrust and Merchant Bank Trinidad and Tobago Limited.
“AUDITORS” means the auditor or auditors for the time being of the Company.
“BONDS” means the registered bonds of the Company issued on the Closing Date in the aggregate value of not more than Fifteen Million Seven Hundred and Seventy-One Thousand Nine Hundred and Ninety-Seven United States Dollars and Sixteen Cents (US$15,771,997.16) comprising 5.95% Secured Fixed Rate Bonds 2006-2016 denominated in Dollars constituted by this Trust Deed or the nominal amount thereof for the time being outstanding or (as the context so requires) a specific number thereof.
“BONDHOLDER” means the registered holder(s) of any Bonds.
“BUSINESS DAY” means a day on which commercial banks are open for business in the Cayman Islands.
“CALCULATION DATE” means the last day of each fiscal quarter of the Company.
“CERTIFICATES” means any certificate for the Bonds in the form or substantially in the form set out in Part A of the First Schedule
“CHARGE OF SHARES” means the Equitable Charge of Shares of even date herewith in which the Company charged its shares in Cayman Water Company Limited to the Trustee.

“CHARGED PROPERTY” means all the fixed and floating assets of the Company and its subsidiary, Cayman Water Company Limited.
“CLOSING DATE” means the 4th day of August, 2006.
“COLLATERAL MORTGAGES” means the charges of even date herewith made between Cayman Water Company Limited and the Trustee whereby the Cayman Water Company Limited charged the following parcels of land: (i) West Bay Beach North East Block 9A Parcel 8; (ii) West Bay Beach North Block 11D Parcel 40; (iii) West Bay Beach North Block 11D Parcel 8; (iv) West Bay Beach South Block 12D Parcel 79REM1/2; and (v) West Bay Beach North East Block 9A Parcel 469.
“CONDITIONS” means the Terms and Conditions endorsed on the Certificates in the form or substantially in the form set out in Part B of the First Schedule hereto, as the same may from time to time be modified in accordance with the provisions of this Trust Deed and any reference in this Trust Deed to a particular numbered Condition shall be construed accordingly.
“CPLTD” means the portion of the long term debt payable in the current financial year.
“DEBENTURE” means the Debenture of even date herewith and made by Cayman Water Company Limited in favour of the Trustee.
“DEBT SERVICE COVERAGE RATIO” means the ratio of EBITDA for the 12 month period ending on the Calculation Date to the sum of (i) interest expense for the 12 month period ending on the Calculation Date and (ii) the principal amount of long term debt scheduled for repayment during the 12 month period following the Calculation Date.
“DIRECTORS” mean the directors for the time being of the Company.
“DISCLOSURE LETTER” means the letter set out in the Third Schedule dated the 28th day of July, 2006 issued by the Company containing the disclosures in respect to the representations and warranties contained in clause s 5.01.04, 18.04 and 28.01.

“DOLLARS”, “UNITED STATES DOLLARS” and “US$” mean the lawful currency from time to time of the United States of America.
“DUE DATE” means the day on which any payment under the Bonds is due.
“EBITDA” means net income plus interest expense, tax expense, depreciation and amortization and adjusted for any exceptional or extraordinary items included in calculating net income.
“EQUITY” means total assets minus total liabilities.
“EVENT OF DEFAULT’ means any event of default referred to in clause 6 of this Trust Deed.
“EXTRAORDINARY RESOLUTION” means an Extraordinary Resolution of the Bondholders passed in accordance with the provisions of paragraph 19 of the Second Schedule.
“GOVERNMENTAL APPROVALS” means such approvals as are required by the Company for the issue of the Bonds in Trinidad and Tobago and any other territory in the Caribbean in which the Bonds are offered for sale.
“GUARANTEE” means the Guarantee of even date herewith made by Cayman Water Company Limited in favour of the Trustee.
“INSURANCE POLICIES” means the Company’s insurance policies as follows: (i) Commercial “All Risks” Insurance; (ii) Plant and Equipment “All Risks” Insurance; (iii) Business Interruption Insurance which includes loss of profit endorsement.
“INSURANCE PROCEEDS ACCOUNT” means the account established by the Company under the control of the Trustee into which the insurance proceeds of the Insurance Policies are to be paid in accordance with Clause 18.01.17.
“INTER-CREDITOR AGREEMENT” means the agreement of even date herewith made among Scotiabank & Trust (Cayman) Ltd., the Trustee, the Company and Cayman Water Company Limited.
“INTEREST RATE” means the rate set out in Condition 6.03.01.

“ISSUE PRICE” means 95.11% of the principal amount of the Bonds such that the proceeds of the Bonds payable by the Bondholders to the Company shall be equivalent to the principal amount of the Bonds in the amount of US$15,771,997.16 multiplied by 95.11% which equals US$15,000,000.00.
“MONTH” means calendar month.
“OUTSTANDING BONDS” means all the Bonds other than:
(a) those in respect of which the repayment money (including all arrears of interest (if any) accrued thereon have been duly paid to the relevant Bondholders or have been duly paid to the Trustee or to the Paying Agent in the manner provided in the Paying Agency Agreement or this Trust Deed (and where appropriate notice to that effect has been given to the relevant Bondholders in accordance with Condition 15.00) for payment against presentation of the relevant Certificates;
(b) those which have been purchased beneficially by or for the account of the Company and cancelled;
Provided that for each of the following purposes, namely:-
(i) the right to attend and vote at any meeting of the Bondholders or any of them;
(ii) the determination of the number of Outstanding Bonds for the purposes of clause 8.00 hereof, Condition 10.00 and paragraphs 2, 5, 6, 7, 9 and 10 of the Second Schedule hereof;
(iii) any discretion, power or authority contained in this Trust Deed which the Trustee is required, expressly or impliedly, to exercise in or by reference to the interests of the Bondholders or any of them; and
(iv) the determination by the Trustee whether in its opinion any circumstances, matters or things are or would be materially prejudicial to the interests of the Bondholders or any of them;

those Bonds if any, which are beneficially held by or for the account of the Company, but are not yet cancelled under Condition 7.06 shall (unless and until ceasing to be so held by or for the account of the Company) be deemed not to be Outstanding Bonds.
“PARI-PASSU DEBENTURE” means the Debenture of even date herewith and made by the Company in favour of the Trustee.
“PAYING AGENCY AGREEMENT” means the Agreement of even date herewith appointing the Paying Agent for the Bonds or any other agreement for the time being in force appointing the Paying Agent for the Bonds, or concerning its duties, the terms of which have been previously approved in writing by the Trustee, together with any agreement for the time being in force amending or modifying with the prior written approval of the Trustee any of the aforesaid agreements in relation to the Bonds.
“PAYING AGENT” means Scotiatrust and Merchant Bank Trinidad and Tobago Limited or other person appointed by the Company as such.
“PAYMENT DATE” has the meaning ascribed to it in Condition 1.01.04.
“PAYMENT PERIOD” means the period described in Condition 1.01.05.
“PAYMENT, REDEMPTION AND REPAYMENT” shall where the context admits each include both the others and the words ‘pay’, ‘paid’, and ‘payable’, ‘redeem’, ‘redeemed’ and ‘redeemable’, ‘repay’, ‘repaid’ and ‘repayable’ shall be construed accordingly.
“PERMITTED INVESTORS” means up to no more that 34 or such other applicable aggregate amount of such Permitted Investors at anytime who acquire bonds or interests in bonds for their own account or for the account of another Permitted Investor to the extent that such Permitted Investors are not prohibited by the Securities Act from acquiring securities in private placements.
“REGISTER” means the register of the Bonds and Bondholders to be maintained in accordance with the provisions of this Trust Deed.

“REGISTRAR” means Scotiatrust and Merchant Bank Trinidad and Tobago Limited or other person appointed by the Company as such.

“REGULATORY APPROVALS” means all permits, licences, and consents as are required under the laws of the Cayman Islands and the Bahamas for the proper and effective carrying out of the Company’s business and that of its Affiliates.

“SECURITIES ACT” means the applicable securities legislation in the territories the Bonds are offered for sale.

“SECURITY DOCUMENTS” means the Trust Deed, the Paying Agency Agreement, the Subscription Agreement, the Debenture, the Pari-Passu Debenture, the Collateral Mortgages, the Guarantee, the Charge of Shares and the Inter-Creditor Agreement.

“SPECIFIED OFFICE” means in relation to any Paying Agent, either the office identified with its name at the end of the Conditions or in the relevant Paying Agency Agreement under which it is appointed as such or such other office as shall have been notified to the holders of the Bonds in accordance with the Conditions.

“SUBSCRIPTION AGREEMENT” means the Agreement even date herewith whereby the Arranger agrees to underwrite and arrange for subscription of the Bonds.

“TAXES” means and includes any present or future taxes, levies, duties, imposts, deductions, charges, fees or withholdings of any nature.

“TRUST CORPORATION” means a corporation entitled under the laws of the Cayman Islands or Trinidad and Tobago to carry out, or not prohibited from carrying out, the functions of a trustee.

“TRUST DEED” means this Trust Deed and the Schedules (as from time to time modified in accordance with the provisions of this Trust Deed) and shall include any deed or instrument supplemental to this Trust Deed.

“TRUSTEE” means Dextra Bank & Trust Co. Ltd. or any other trustee or trustees for the time being of this Trust Deed and includes the successors and assigns of the Trustee whether immediate or derivative.

1.02 Unless the context requires otherwise words or expressions in this Trust Deed shall bear the same meanings as in the Companies Law of the Cayman Islands or any statutory modification or re-enactment thereof.
1.03 Words denoting the singular shall include the plural number and vice versa. Words denoting masculine feminine or neuter gender shall include both of the other genders. Words denoting natural persons shall include corporations and firms.
1.04 The headings and sub-headings to clauses and Conditions are for convenience only and have no legal effect and references to Schedules, clauses, sub-clauses, Conditions, paragraphs and sub-paragraphs shall be references to the Schedules to this Trust Deed, to the clauses and sub-clauses of this Trust Deed, to the Conditions set out in Part C of the First Schedule and to the paragraphs and sub-paragraphs set out in the Second Schedule.
1.05 References to statutes orders regulations or statutory instruments shall be construed as references to them as respectively replaced, amended, modified or re-enacted from time to time.
1.06 References to costs, charges or expenses shall unless stated to the contrary include any value added tax or similar tax or duty charged or chargeable on them.
2.00 COVENANT TO REPAY AND TO PAY INTEREST
2.01 The Company hereby covenants with the Trustee to pay the principal sum of Fifteen Million Seven Hundred and Seventy-One Thousand Nine Hundred and Ninety-Seven United States Dollars and Sixteen Cents (US$15,771,997.16) due on the Bonds to the Bondholders and/or the Trustee as Trustee for the Bondholders together with interest thereon and all other sums from time to time due to the Trustee or the Bondholders under this Trust Deed in accordance with the provisions of this Trust Deed.
2.02 As and when the Bonds or any of them become due to be repaid in accordance with the Conditions, the Company shall pay to or to the order of the Trustee in Dollars in immediately available funds the principal amount of the Bonds on the Due Date for repayment and shall (subject as aforesaid and to the other provisions of the Conditions) until such payment (as well after as before any judgment or other order of any competent court) unconditionally pay to or to the order of the Trustee as aforesaid, as and when the same becomes due in accordance with the Conditions, interest on the principal amount of the Bonds at the rate per annum specified in Condition 6.03;
2.03 Any principal sum which is not paid on the due date will attract interest from and after the Due Date at the rate of 2.5% per annum above the Interest Rate on the issue, payable by the Company.
AND PROVIDED that:-
2.03.01 in any case where the Payment Date is a non-Business Day, then payment of principal or interest shall be made on the last preceding day which is a Business Day, but interest shall only accrue for the period up to the date for payment or the date fixed for repayment of principal or interest;
2.03.02 every payment of principal or interest in respect of the Bonds made to the Paying Agent in the manner provided in the Paying Agency Agreement or this Trust Deed shall be in satisfaction pro tanto of the covenant by the Company in this clause contained;
2.03.03 If the Company pays any amount in respect of the Bonds to the Trustee or Paying Agent after the relevant Due Date, interest will continue to accrue on the principal included in the amount of the payment that is overdue at the rate specified in clause 2.03; that interest will be calculated from the Due Date to the date (being not later than thirty (30) days after the date on which the Trustee or the Paying Agent actually receives the whole of that payment together with an amount, equal to the interest which has accrued and is to accrue up to and including that date) which the trustee determines will be the date on which payment will be made to the Bondholder;

and the Trustee must state that date in a notice (given in accordance with Condition 15) which the Trustee must give to the Company and to the Bondholders as the date that the full amount payable in respect of the Bonds will be paid; and
2.03.04 In any case where the Company improperly withholds or refuses to pay the whole or any part of the principal of any Bond (otherwise than in circumstances contemplated by clause 2.03.03), interest will accrue on the principal balance of that Bond at the rate specified in clause 2.03, calculated from the date of the withholding or refusal up to and including the date (being not later than thirty (30) days after the day on which the Trustee or the Paying Agent actually receives the whole of that principal balance, together with an amount equal to the interest which has accrued and which is to accrue up to and including the date which the Trustee determines will be the date on which payment is to be made to the Bondholders, and the Trustee must state that date in a notice which the Trustee must give to the Company and to the Bondholders as the date that the full amount payable in respect of the Bonds will be paid.
2.04 At any time after all the money hereby secured shall become due and payable or the Trustee shall have instituted proceedings against the Company in accordance with clause 8.00 the Trustee may:
2.04.01 by notice in writing to the Company and the Paying Agent and the Registrar require the Paying Agent pursuant to the Paying Agency Agreement:
(a) to act thereafter as Paying Agent and Registrar of the Trustee in relation to payments to be made by or on behalf of the Trustee under the provisions of this Trust Deed on the terms provided in the Paying Agency Agreement mutatis mutandis (save that the Trustee’s liability under any of the provisions thereof for the indemnification of the

Paying Agent shall be limited to the amounts for the time being held by the Trustee upon the trust of this Trust Deed and available for distribution to Bondholders) and thereafter to hold all such sums, documents and records held by it in respect of the Bonds on behalf of the Trustee; and/or
(b) to deliver up all Bonds and all sums, documents and records held by it in respect of such Bonds to the Trustee or as the Trustee shall direct in such notice provided that such notice shall be deemed not to apply to any documents or records which the Paying Agent is obliged not to release by any law or regulation;
2.04.02 by notice in writing to the Company require it to make all subsequent payments in respect of Bonds to the order of the Trustee and not to the Paying Agent with effect from the issue of any such notice to the Company and until such notice is withdrawn sub-clause 2.03.02 hereof shall cease to have effect.
2.05 Payment of the principal for the time being owing on the Bonds or any part of the Bonds, and interest may be made by cheque or wire transfer made payable to the Bondholders (or, in the case of joint holders, to all such Bondholders) or to such person or persons as the Bondholders or all the joint Bondholders may in writing direct, and sent to the Bondholder at his registered address or in the case of joint Bondholders the Bondholder who is first named on the Register at his registered address or to such address as the Bondholder or all the joint Bondholders may direct in writing. Every cheque may be sent through the post at the risk of the Bondholders or joint Bondholders. Due payment of the cheque or instruction for the wire transfer of funds to the address provided by the Bondholder shall be a satisfaction of the principal or interest it represents unless the cheque is returned by the bank on which it is drawn for any legitimate reason.

2.06 All payments by the Company in respect of the Bonds will be made in Dollars without withholding of, or deduction for or on account of, any present or future Taxes of the Cayman Islands, unless the Company is required by Cayman Islands law to withhold or deduct amounts for, or on account of, any such Taxes whereupon the provisions of Condition 4.00 shall apply.
3.00 FORM OF THE CERTIFICATES
3.01 The Certificates shall be in the form or substantially in the form set out in Part A of the First Schedule or in such other form as the Trustee may approve and shall have endorsed on them Conditions in the form, or substantially in the form, set out in Part B of the First Schedule.
3.02 Without unnecessary delay but in any event not more than fourteen days after the Closing Date the Company shall execute and have available for delivery to the Paying Agent for distribution to the initial purchasers of the Bonds the Certificates in respect thereof.
3.03 The Bond Certificates are valid and obligatory only when they have been countersigned for the purpose of authentication and delivered by the Paying Agent.
3.04 The Company shall comply with the terms and provisions of the Certificates issued in respect of the Bonds and the Conditions. The Bonds shall be held subject to and with the benefit of the Conditions, all of which shall be deemed to be incorporated in this Trust Deed and shall be binding on the Company, the Bondholders and all persons claiming through or under them. Every Bondholder shall be entitled to receive one Certificate for the Bonds held by him, but joint Bondholders shall be entitled to one Certificate only for the Bonds jointly held by them. Each Certificate for a joint bondholding shall be delivered to that one of the joint Bondholders whose name stands first in the Register in respect of the joint bondholding. Where a Bondholder has transferred or has redeemed a part only of his holding of Bonds he shall be entitled to a Certificate for the balance of such holding, without charge.

4.00 PRINCIPAL AMOUNT OF THE BONDS
4.01 The principal amount of the Bonds shall be limited to Fifteen Million Seven Hundred and Seventy-One Thousand Nine Hundred and Ninety-Seven United States Dollars and Sixteen Cents (US$15,771,997.16). The whole of the Bonds shall constitute secured obligations of the Company and shall rank pari passu equally and rateably without discrimination or preference among themselves.
4.02 The amount of the Issue Price shall be received by the Company and shall be applied for the purposes set out in Recital C of this Trust Deed.
5.00 NEGATIVE PLEDGE
5.01 So long as any Bonds remain outstanding, neither the Company nor any of its Affiliates shall without the consent in writing of the Trustee:
5.01.01 make any assignment for the benefit of its creditors or consent to the appointment of a trustee or receiver over its property or any part thereof;
5.01.02 do or cause or permit to be done anything which may in any way materially depreciate, jeopardise or otherwise prejudice this Trust Deed;
5.01.03 enter into a merger, acquisition or change the nature of its business;
5.01.04 enter into (a) any new borrowing agreements in amounts aggregating more than $250,000.00 or (b) any new guarantees or new contingent liabilities in amounts aggregating more than $250,000.00, (save and except for guarantees and contingent liabilities associated with current and future projects of the Company, which have been presented to and accepted by the Arranger as part of its due diligence exercise and disclosed to the Trustee prior to the execution of this Deed) or (c) any arrangements to further encumber its assets to secure amounts other than those amounts specified in (a) and (b) above; or
5.01.05 make any advances to any of the Company’s shareholders.

6.00 EVENTS OF DEFAULT
6.01 The Bonds shall become immediately due and payable together with accrued interest, if any of the following events occur and either (a) the Trustee so determines or (b) the Trustee is requested in writing by Bondholders together holding at least one-quarter in principal amount of the Outstanding Bonds or is requested by an Extraordinary Resolution to demand repayment.
6.01.01 If the Company fails to pay for a period of ten (10) days after the Due Date any payment due on the Bonds.
6.01.02 If a receiver is appointed or if a bona fide petition is presented or an order made or a resolution passed or analogous proceedings are taken for appointing an administrator or liquidator of or winding up of the Company or if a notice is issued convening a meeting for the purpose of passing any such resolution or a resolution to purchase or redeem or reduce issued share capital of the Company (save for the purpose of and followed within four months by an amalgamation or reconstruction not involving or arising out of insolvency on terms previously approved in writing by the Trustee).
6.01.03 If the Company threatens the Trustee verbally or in writing to stop payment of its obligations generally or ceases or threatens to cease to carry on business or a substantial part of its business.
6.01.04 If an encumbrancer takes possession or a receiver is appointed of the whole or any part of the assets, property, revenues or undertaking of the Company or if any final judgment or order made against the Company is not complied with within fourteen days or if a distress, sequestration, execution or other process is levied or enforced on or sued out against any of the undertaking, property, assets, revenues, chattels or property of the Company and is not discharged within fourteen days.

6.01.05 If the Company is deemed to be insolvent or unable to pay its debts within the meaning of Section 95 of the Companies Law or if the Company shall enter into discussions or arrangements with any of its creditors with a view to avoiding insolvency, or an application for an administration order is presented to a court or such an order is made by a court, or if a notice is issued convening any meeting of the Company for the purpose of considering such an application.
6.01.06 If the Company defaults under any trust deed, loan agreement, debenture or other agreement or obligation relating to its borrowing (which expression includes all liabilities in respect of any type of credit and accepting, endorsing or discounting any notes or bills all unpaid rental and other liabilities, present and future under hire-purchase, credit sale, conditional sale, leasing and similar agreements the purchase price or charge for all acquisitions or services, payment of which is deferred for three months or more and all liabilities under debt purchase factoring and like agreements contingent on non-payment of any debt) or if any borrowing or other money payable under any of the foregoing becomes or is capable of being declared payable prior to its stated maturity or is not paid when due or if any debenture, mortgage, charge or other security now or hereafter created by the Company becomes enforceable.
6.01.07 If this Trust Deed or any of the Security Documents fails or ceases to be continuing or is terminated (other than by the resignation or removal of the Paying Agent followed by the appointment of a substitute).
6.01.08 If any Regulatory Approval, licence, authorization, consent or registration at any time necessary or desirable to enable the Company to comply with its obligations to the Trustee or to carry on its business in the normal course shall be revoked, withheld or materially modified or shall fail to be granted or perfected or shall cease to remain in full force and effect.

6.01.09 If default is made by the Company in the performance of its obligations or covenants under or as incorporated by reference into this Trust Deed other than any covenant for the payment of principal and interest in respect of the Bonds or if the Company breaches any representation or warranty made under this Trust Deed and (except where, in the opinion of the Trustee, such default is not capable of remedy when no such continuation or notice as is referred to below will be required) such default continues for more than fourteen days after written notice requiring such default to be remedied has been given to the Company by the Trustee and the Trustee shall have certified in writing that such event is in its opinion prejudicial to the interests of the Bondholders.
6.01.10 If any event or series of events or any circumstances whether related or not occur(s) or arise(s) which, in the reasonable opinion of the Trustee has a material adverse effect on the Company which affects the ability of the Company to meet its obligations under this Trust Deed.
6.01.11 Any representation or warranty made by the Company in or pursuant to this Trust Deed is, or proves to be, untrue or incorrect in any respect when made or would be untrue or incorrect if repeated at any time.
6.01.12 Any material indebtedness of the Company is not paid when due and payable and remains unpaid for fifteen (15) Business Days thereafter unless it is disputed by the Company in good faith or is lawfully declared to be or is capable of being rendered due and payable before its normal maturity or any security interest over any assets of the Company securing indebtedness becomes enforceable.

6.01.13 Any event occurs which renders it unlawful or impossible for the Company to perform or observe, or to procure the performance or observance of, any of its obligations or undertakings contained in this Trust Deed or for the Trustee to exercise any of its rights and remedies under this Trust Deed.
6.01.14 If the Company defaults in the performance of its obligations under any of the Security Documents or any of its Regulatory Approvals.
7.00 SECURITY
7.01 The Company shall pursuant to the Pari-Passu Debenture charge to the Trustee all of the fixed and floating assets of the Company by way of security for the repayment of the principal and interest in respect of the Bonds.
7.02 The Company shall pursuant to Charge of Shares charge to the Trustee its shares in Cayman Water Company Limited by way of security for the repayment of the principal and interest in respect of the Bonds.
7.03 The Company shall procure the issue of the Guarantee by way of security for the repayment of the principal and interest in respect of the Bonds.
7.05 The Company shall procure that Cayman Water Company Limited pursuant to the Debenture charge to the Trustee all of its fixed and floating assets by way of security for the repayment of the principal and interest in respect of the Bonds.
7.06 The Company shall procure that Cayman Water Company Limited pursuant to the Collateral Mortgages charge to the Trustee the parcels of land described therein by way of security for the repayment of the principal and interest in respect of the Bonds.
7.07 The security created by clauses 7.01, 7.02, 7.03, 7.04, 7.05 and 7.06 shall:
7.07.01 be without prejudice and in addition to any other security for the payment of all money from time to time payable under this Trust Deed and the Conditions which the Trustee may hold now or hereafter on all or any part of the property, assets and undertaking of the Company;

7.07.02 be in addition to any rights, powers and remedies at law or in equity or otherwise;
7.07.03 not merge with or otherwise prejudice or affect any contractual or other right or remedy or any guarantee, lien, pledge, bill, note, mortgage or other security (whether created by the deposit of documents or otherwise) now or hereafter held by or available to the Trustee and shall not in any way be prejudiced or affected thereby or by the invalidity thereof or by the Trustee now or hereafter dealing with exchanging, releasing, varying or abstaining from perfecting or enforcing any of the same or any rights which it may now or hereafter have or giving time for payment or indulgence or compounding with any other person liable.
8.00 ENFORCEMENT BY THE TRUSTEE
8.01 At any time after the Bonds shall have become immediately due and repayable, the Trustee (to the exclusion of the Bondholders) may, at its discretion, and shall, on the request in writing of Bondholders holding not less than one-quarter of the principal amount of the Outstanding Bonds or, if so requested by Extraordinary Resolution (but, in either case, subject to the Trustee being indemnified to its satisfaction against all proceedings, claims and demands to which the Trustee may be liable and all costs, charges and expenses which may be incurred by the Trustee in connection therewith), and without notice take such proceedings against the Company as it may deem fit.
8.02 The Trustee shall be entitled to prove in any winding-up of the Company in respect of principal and/or interest payable in relation to the Bonds or other money payable under any provision of this Trust Deed.
8.03 No Bondholders shall in any circumstances be entitled to any remedy (whether by way of action, petition or otherwise howsoever) for the recovery of any Bond or any part thereof or any interest therein, unless the Trustee, having become bound to take proceedings in accordance with this Trust Deed, fails to do so within a reasonable time and such failure shall be continuing. In that case any Bondholder may, on giving the Trustee an indemnity satisfactory to the Trustee against all proceedings claims and demands to which it may be liable and all costs charges and expenses which may be incurred by it in connection therewith, in the name of the Trustee (but not otherwise) himself either take such proceedings against the Company or prove in the winding-up of the Company. The Trustee shall apply any money so received in the manner provided in this Trust Deed.
8.04 Should the Trustee institute proceedings against the Company to enforce any obligation under this Trust Deed or under the Bonds, proof therein that the Company has made default in paying any principal or interest due in respect of any specified Bond, shall (unless the contrary be proved) be sufficient evidence that the Company has made the like default as regards all other Bonds in respect of which the relevant payment is then due.
8.05 The Company hereby covenants with the Trustee on demand to pay all costs charges and expenses incurred by the Trustee or which it shall properly incur in or about the enforcement preservation or attempted preservation of this security on a full indemnity basis.
8.06 The Company hereby agrees to indemnify the Trustee against all losses, actions, claims, expenses, demands and liabilities whether in contract, tort or otherwise now or hereafter incurred by it or by any manager, agent, officer or employee for whose liability, act or omission it may be answerable for anything done or omitted in the exercise or purported exercise of the powers herein contained or occasioned by any breach by the Company of any of its covenants or other obligations to the Trustee. The Company shall so indemnify the Trustee on demand and shall pay interest on the sums demanded at the rate specified in Condition 6.03.

8.07 In case the Trustee shall have proceeded to enforce any right under this Trust Deed by the appointment of a receiver or otherwise, and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely, then and in every such case, the Company, the Trustee and the Bondholders shall be restored to their former positions and rights hereunder, and all rights, remedies and powers of the Trustee shall continue as if no such proceedings had been taken.
9.00 APPLICATION OF MONEY
9.01 In respect of clause 8, all amounts payable to and received by the Trustee in respect of the Bonds by way of principal and/or interest or otherwise under any of the provisions of this Trust Deed will be received by it on trust for application:
9.01.01 first, in payment or satisfaction of the costs, charges, expenses and liabilities incurred by the Trustee (including any unpaid remuneration) in or about the execution of the trusts of this Trust Deed;
9.01.02 secondly, in payment pari passu and rateably of interest outstanding owing on or in respect of the Bonds; and
9.01.03 thirdly, as to the balance (if any) in or towards payment pari passu and rateably of principal outstanding and owing on or in respect of the Bonds.
10.00 INVESTMENT BY THE TRUSTEE
10.01 If the amount of the money at any time applicable under clause 9.01.03 shall be less than an amount sufficient to repay at least $1,000.00 on each Bond rateably among the Bondholders, the Trustee may at its discretion invest such money in some or one of the investments authorised by this Trust Deed. The Trustee shall have power from time to time at the like discretion to vary such investments and such investments with the income yielded by them may be accumulated, until the accumulations (together with any other funds for the time being under the control of the Trustee and applicable for the purpose) shall amount to a sum sufficient to repay at least $1,000.00 on each Bond rateably among the Bondholders. Such funds and accumulations shall then be applied as set out in clause 9.00.

11.00 NOTICE TO BONDHOLDERS REGARDING APPLICATION OF MONEY
11.01 The Trustee shall give not less than fourteen days’ notice to the Bondholders of the day and place fixed for any payment to them under either of clauses 9.00 and 10.00. After payment by the Trustee, the Bondholders shall be entitled to interest on the balance only (if any) of the principal owing on the Bonds held by them, after deducting the amount which the Trustee had paid.
12.00 PAYMENT TO BONDHOLDERS FOLLOWING AN EVENT OF DEFAULT
12.01 Payment of the principal money or interest payable by the Trustee under clauses 9.00 and 10.00 in respect of the Bonds may be made to Bondholders in manner provided by clause 2.02 for payment on the Bonds. Any payment so made shall be a good discharge to the Trustee.
13.00 SURRENDER, CANCELLATION AND RE-ISSUE OF BONDS
13.01 Final payment under the Bonds or payment under the provisions of Condition 7.03 on account of the whole or any part of the principal owing on the Bonds will only be made if the Certificates for which such payment is to be made are surrendered to the Paying Agent by or through whom such payment is payable, who shall cause the Certificate to be cancelled and a new Certificate re-issued for the remaining principal amount due on the Bond and in the case of payment in full, cause such Certificates to be cancelled in full. The Trustee may with the Company’s consent, instruct the Paying Agent to dispense with the production of a Certificate in any particular case, on such indemnity being given as the Trustee and the Company shall think sufficient.

14.00 FAILURE BY BONDHOLDER TO MAKE CLAIM AFTER DATE OF REDEMPTION
14.01 If a holder of any of the Bonds which the Company is ready to repay or satisfy in whole or in part, fails to claim or accept the amount due to him within thirty days after the Due Date, the Company may or (if so requested by the Trustee) shall deposit with a bank in the name of the Trustee an amount equal to the amount due to such Bondholder. On such deposit being made, the Bonds which the Company is ready to repay or satisfy in whole or in part shall be deemed to have been repaid or satisfied to that extent in accordance with the provisions of this Trust Deed. After provision for repayment or satisfaction of the Bonds is made by such deposit of the funds required for the purpose, the Trustee shall not be responsible for the safe custody of such money or for interest on it. The Trustee shall be entitled to deduct the expenses incurred by it in arranging such deposit.
15.00 MANNER OF INVESTMENT BY TRUSTEE
15.01 Any money which under this Trust Deed ought to or may be invested by the Trustee may be invested in the name or under the control of the Trustee in any of the investments for the time being authorised by the law for the investment by trustees of trust money or in any other investments whether similar to the aforesaid or not which may be selected by the Company and approved by the Trustee or by placing the money on deposit in the name or under the control of the Trustee as the Trustee may think fit. The Trustee may at any time or times vary any such investments for or into other investments and shall not be responsible for any loss due to depreciation in value of or otherwise resulting from any such investments unless such loss results from the negligence of the Trustee.
16.00 REGISTER OF BONDS
16.01 The Register shall, in the absence of wilful default, bad faith or manifest error, at all times be conclusive evidence of the amount of the Bonds held by each Bondholder.

17.00 TRUSTEE’S REMUNERATION
17.01 Until the trusts hereunder are finally wound up, the Company shall pay to the Trustee for its services as trustee of this Trust Deed $10,000.00 per annum annually in advance. Remuneration shall continue to be payable until the payment by the Company in full of the principal amount of the Bonds and interest and all other money payable under this Trust Deed and the Bonds.
17.02 If the Bonds become immediately due and repayable, and the Trustee considers it expedient or necessary or if the Trustee is requested by the Company to undertake duties which the Trustee and the Company agree to be of an exceptional nature or otherwise outside the scope of the normal duties of the Trustee under this Trust Deed, the Company shall pay to the Trustee such additional remuneration as may be agreed between them.
17.03 Remuneration under clauses 17.01 and 17.02 shall be exclusive of any value added tax (or analogous duty), which shall be added at the applicable rate and paid by the Company.
17.04 The Company shall also pay or discharge all legal costs, stamp duties and disbursement costs incurred in the preparation of the Security Documents other than any Trinidad and Tobago stamp duty.
17.05 All reasonable costs, charges, liabilities and expenses properly incurred and payments properly made by the Trustee in the lawful exercise of its powers under this Trust Deed and all remuneration payable to the Trustee shall be payable by the Company on demand. Payments required to be made and actually made by the Trustee prior to the demand shall (if not paid within five Business Days after demand and if the Trustee so requires) carry interest at the rate specified in Condition 6.03 from the date of demand (and whether before or after any judgment). In all other cases, interest shall accrue at such rate from the date thirty days after the date of demand or (where the demand specifies that payment be made on an earlier date) from such earlier date.
17.06 Upon the occurrence of an Event of Default, but only upon the occurrence of an Event of Default, the Trustee shall have a first lien with right of payment prior to payment on account of principal and interest on any Bond for the foregoing fees, charges and expenses of the Trustee.

18.00 COVENANTS BY THE COMPANY
18.01 The Company hereby covenants with the Trustee that so long as there are any Outstanding Bonds it shall:-
18.01.01 give to the Trustee or any person appointed by the Trustee to whom the Company does not reasonably object such information and evidence as it or he shall reasonably require for the purpose of the discharge by the Trustee of the duties or discretions vested in it under this Trust Deed or by operation of law.
18.01.02 at all times carry on and conduct its affairs in a proper and efficient manner.
18.01.03 procure the Auditors to furnish the Trustee with such opinions, certificates or other information as the Trustee may from time to time reasonably require in connection with any matter arising under this Trust Deed.
18.01.04 at all times keep proper books of account.
18.01.05 give notice in writing to the Trustee of the occurrence of any of the events referred to in clause 6.00 forthwith upon it becoming aware thereof without waiting for the Trustee to take any of the actions mentioned therein.
18.01.06 require the Paying Agent to notify the Trustee forthwith in the event that it does not, on or before any Due Date, receive unconditionally pursuant to the Paying Agency Agreement or this Trust Deed the full amount in Dollars of the money payable on such Due Date.
18.01.07 in the event of the unconditional payment to the Paying Agent of any sum due in respect of the Bonds being made after the Due Date, forthwith give notice to the relevant Bondholders in accordance with Condition 15.00 that such payment has been made.

18.01.08 comply with, observe and perform all its obligations under, and use all reasonable endeavours to procure the Paying Agent and the Registrar to comply with, observe and perform all their obligations under the Paying Agency Agreement, and not make any amendment or modification to any such agreement without the prior written approval of the Trustee.
18.01.09 at all times maintain a Paying Agent or Paying Agents, in accordance with the applicable Conditions and at all times procure there to be a Registrar.
18.01.10 on each occasion when notice is given of a partial repayment of Bonds made pursuant to Condition 7.03 specify or procure to be specified separately in such notice the date and amount of each repayment.
18.01.11 give not less than 60 days’ notice to the Bondholders in accordance with Condition 15.00 of the proposed resignation or removal of any Paying Agent or Registrar or the change of any Paying Agent’s or Registrar’s specified office and give notice to the Bondholders in accordance with Condition 15.00 of any appointment of any Paying Agent or Registrar within 14 days thereafter PROVIDED ALWAYS that in the case of the termination by the Company of the appointment of the Paying Agent or the Registrar it must ensure that no such termination takes effect until a new Paying Agent or Registrar has been appointed on terms approved by the Trustee.
18.01.12 send or procure to be sent to the Trustee not later than the date of publication a copy of all notices given to Bondholders in accordance with Condition 15.00.
18.01.13 if it shall have given notice in accordance with the applicable Conditions of its intention to redeem the Bonds duly proceed to redeem the Bonds accordingly.

18.01.14 at all times execute and do all such further documents, acts and things as may be necessary at any time or times in the reasonable opinion of the Trustee to give effect to the provisions of this Trust Deed.
18.01.15 furnish to the Trustee within one hundred and twenty (120) days after the close of each financial year of the Company, a duly audited balance sheet and profit and loss account as at the end of the relevant financial year prepared in accordance with United States generally accepted accounting principles consistently applied giving a true and fair view of the state of the consolidated financial affairs of the Company as at the end of the financial year and complying with the requirements of the companies legislation for the time being in force that is applicable to the Company.
18.01.16 furnish to the Trustee, within forty-five (45) days after the close of each quarter of the Company’s financial year, quarterly un-audited consolidated financial statements prepared as stated in clause 18.01.15 giving a true and fair view of the Company’s affairs during such quarterly period.
18.01.17 pay or procure the payment of all insurance proceeds in respect of the Insurance Policies to the Insurance Proceeds Account.
18.02 So long as there are any Outstanding Bonds the Company shall, in order to enable the Trustee to ascertain the principal amount of the Outstanding Bonds for any of the purposes referred to in the proviso to the definition of “Outstanding Bonds” contained in Clause 1.00 hereof, deliver to the Trustee forthwith upon being so requested in writing by the Trustee, a certificate in writing signed by the Chairman and Secretary on behalf of the Company setting out the total principal amount of the Bonds which up to and including the date of such certificate have been purchased beneficially by or for the account of the Company and cancelled.

18.03 So long as there are any Outstanding Bonds the Company shall at all times maintain Registrars having their specified office in the English speaking Caribbean.
18.04 Save and except for capital expenditure on current projects and on other future projects of the Company, which have been presented to and accepted by the Arranger as part of its due diligence exercise and disclosed to the Trustee in writing prior to the execution of this Deed, so long as any Bonds remain outstanding, the Company shall obtain the prior written consent of the Trustee for the capital expenditure of any sum in excess of $2,000,000.00 per annum.
18.05 So long as any Bonds remain outstanding the Company shall maintain the following financial ratios which shall be calculated as of the Calculation Date:
18.05.01 Debt Service Coverage Ratio (EBITDA/Interest Expenses + CPLTD) is to be equal to or greater than 1.25:1;
18.05.02 a ratio of Long-term Debt to EBITDA for the 12 month period ending on the Calculation Date equal to or less than 2.5:1; and
18.05.03 a ratio of Long-term Debt to Equity equal to or less than 60:40.
19.00 TRUSTEE’S POWERS
19.01 The Trustee shall have all the powers conferred on trustees by the Trustee Law and by way of supplement thereto it is expressly declared as follows:-
19.01.01 the Trustee may in relation to this Trust Deed act on the opinion or advice of or information obtained from the Registrar or any lawyer, valuer, surveyor, banker, broker, auctioneer, accountant or other expert whether obtained by the Company or by the Trustee or otherwise and shall not be responsible for any loss occasioned by so acting. Any such opinion, advice or information may be sent or obtained by letter, telex, facsimile, electronic mail or cablegram and the Trustee shall not be liable for acting on any opinion, advice or information purporting to be conveyed by any such letter, telex, facsimile or cablegram, even if it shall contain some error or shall not be authentic;

19.01.02 the Trustee shall not be bound to take any steps to ascertain whether any event listed in clause 6.00 has happened and, until it shall have actual knowledge or shall have express notice to the contrary, the Trustee shall be entitled to assume that no such event has happened and that the Company is performing all the obligations on its part contained in this Trust Deed;
19.01.03 save as otherwise expressly provided in this Trust Deed, the Trustee shall, as regards all trust, powers, authorities and discretions vested in it by this Trust Deed, have absolute discretion as to their exercise and, provided it shall not have acted fraudulently or negligently, it shall not be responsible for any loss, costs, damages or expenses that may result from the exercise or non-exercise thereof. In particular, it shall not be bound to act (whether at the request or direction of the Bondholders or otherwise) under any of the provisions of this Trust Deed unless the Trustee shall first be indemnified to its satisfaction against all proceedings, claims and demands to which the Trustee may so become liable and all costs, charges and expenses which may be so incurred by the Trustee;
19.01.04 the Trustee shall not be responsible for having acted upon any resolution purporting to have been passed at any meeting of the Bondholders of which minutes have been made and signed, even though it may subsequently be found that there was some defect in the constitution of the meeting or the passing of the resolution or that, for any reason, the resolution was not valid or binding on the Bondholders;
19.01.05 without prejudice to the right of indemnity by law given to trustees the Trustee and every attorney, manager, agent, delegate or other person appointed by it under this Trust Deed the Company must, and agrees with the Trustee, acting in this instance for itself and as agent for every such attorney, manager, agent, delegate or other person appointed by it as aforesaid, to indemnify each of them against all liabilities and expenses properly incurred by it or him in the execution of the powers and trusts of this Trust Deed or of any powers, authorities or discretions vested in it or him pursuant to this Trust Deed, and this indemnity shall extend to all actions, proceedings, costs, claims and demands in respect of any matter or thing done or omitted in relation to this Trust Deed; and the Trustee may in priority to any payment to the Bondholders retain and pay out of any money in its hands on the trusts of this Trust Deed the amount of any such liabilities and expenses and also the remuneration of the Trustee as provided in this Trust Deed;
19.01.06 the Trustee shall be at liberty to hold or to deposit this Trust Deed and any deeds or documents relating to it or to the Bonds with any banker or banking company or company whose business includes undertaking the safe custody of deeds and documents or with any lawyer or firm of lawyers of good repute, and the Trustee shall not be responsible for any loss incurred in connection with any such holding or deposit and may pay all sums required to be paid on account or in respect of any such deposit;
19.01.07 the Trustee may call for and shall be at liberty to accept a certificate signed by any director of the Company and the Company’s Secretary as sufficient evidence of any fact or matter relating to the Company on which the Trustee may require to be satisfied or to have information or to the effect that, in the opinion of the person so certifying, any particular dealing, transaction, step or thing relating as aforesaid is expedient. The Trustee shall not be bound to call for further evidence and shall not be responsible for any loss occasioned by acting on any such certificate;

19.01.08 as between itself and the Bondholders, the Trustee shall have full power to determine all questions and doubts arising in relation to any of the provisions of this Trust Deed; and every such determination made in good faith (whether or not it relates in whole or in part to the acts or proceedings of the Trustee under this Trust Deed) shall be conclusive and binding on the Trustee and the Bondholders;
19.01.09 the Trustee shall not be responsible for the receipt or application by the Company of the proceeds of the issue of any of the Bonds or for the delivery of the Certificates to the persons entitled thereto;
19.01.10 the Trustee shall not be liable to the Company or any Bondholder by reason of having accepted as valid or not having rejected any Certificate purporting to be such and subsequently found to be forged or not authentic;
19.01.11 the Trustee shall not (unless ordered so to do by a court of competent jurisdiction or with the Company’s consent) disclose to any Bondholder or any other person or authority any confidential financial or other information made available to the Trustee by the Company in connection with the trusts of this Trust Deed and no Bondholder shall be entitled to take any action to obtain from the Trustee any such information;
19.01.12 whenever there shall be more than two trustees of this Trust Deed the majority of such trustees shall be competent to execute and exercise all the powers, trusts, authorities and discretions vested in the Trustee by this Trust Deed provided that a Trust Corporation shall be included in such majority;
19.01.13 the Trustee shall be protected in acting upon any notice, request, consent, certificate, order, affidavit, letter, telegram, electronic mail or other paper or document which it believes to be genuine and correct and to have been signed or sent by the proper person or persons; and any action taken by the Trustee pursuant to this

Trust Deed upon the request or authority or consent of any person who at the time of making such request or giving such authority or consent is a Bondholder shall be conclusive and binding upon all future Bondholders of the same Bond and upon Bonds issued in exchange therefor or in place thereof;
19.01.14 at any and all reasonable times the Trustee, and its duly authorized agents, attorneys, experts, engineers, accountants and representatives, shall have the right fully to inspect all books and records of the Company pertaining to the Bonds, and to make such copies and memoranda from and with regard thereto as may be desired;
19.01.15 no provision of this Trust Deed shall require the Trustee to expend or risk the Trustee’s own funds or otherwise incur any financial liability in the performance of any of the Trustee’s duties hereunder, or in the exercise of any of the Trustee’s rights or powers, unless it is first indemnified or given security to its satisfaction against such risk or liability.
19.02 Nothing in this clause 19.00 shall exempt the Trustee from or indemnify it against any liability for breach of trust or any liability which by virtue of any rule of law would otherwise attach to it in respect of any gross negligence, default, breach of duty or breach of trust of which it may be guilty in relation to its duties under this Trust Deed.
20.00 TRUSTEE’S POWER TO DELEGATE
20.01 Whenever it thinks fit, the Trustee upon giving seven days prior written notice to the Company may delegate by power of attorney or otherwise, to any person or persons or fluctuating body of persons (whether being a trustee of this Trust Deed or not) all or any of the trusts, powers and discretions vested in it by this Trust Deed. Delegation may be made on such terms and subject to such conditions including, (but not limited to), power to sub-delegate and subject to such regulations as the Trustee may think fit but the Trustee shall remain responsible to the Company and the Bondholders for the acts or omissions of the delegate.

21.00 APPOINTMENT OF AGENTS BY TRUSTEE
21.01 In the conduct of the trust business, instead of acting personally, the Trustee may employ and pay an agent to transact or concur in transacting any business and to do or concur in doing all acts required to be done by the Trustee, including the receipt and payment of money.
22.00 TRUSTEE NOT PRECLUDED FROM ENTERING INTO CONTRACTS
22.01 The Trustee (or any director or officer of a corporation acting as trustee of this Trust Deed) shall not be precluded from:
22.01.01 holding any office or employment with the Company or any subsidiary or any person associated with the Company or any subsidiary; or
22.01.02 underwriting or guaranteeing the subscription of or subscribing for or otherwise acquiring, holding or dealing with substantially the whole or any part of the Bonds either with or without commission or other remuneration; or
22.01.03 otherwise at any time contracting or entering into or being interested in any contract or any financial or other transaction with the Company or any subsidiary or any person so associated with it; or
22.01.04 accepting or holding the trusteeship of any other trust deed constituting or securing any securities issued by the Company or any subsidiary or any person so associated or not so associated and shall not be liable to account whether to the Company or any subsidiary or any person so associated or the Bondholders, for any fee or profit made or customary share of brokerage or commission received by them as a result.

23.00 TRUSTEE’S CONSENTS
23.01 Any consent granted by the Trustee pursuant to this Trust Deed may be granted on such terms and subject to such conditions (if any) as the Trustee may in its absolute discretion determine and may be given retrospectively and shall be given or refused as the case may be with reasonable promptness. Any breach of or failure to comply with any of such terms and conditions by the Company shall constitute a breach of this Trust Deed.
23.02 All such consents shall be given by the Trustee in writing under the hand of a Manager or Assistant Manager of the Trustee.
24.00 MODIFICATION OF TRUST DEED
24.01 At any time and without the consent or sanction of the Bondholders, the Trustee may concur with the Company in making any modification to this Trust Deed which, (a) in the opinion of the Trustee, will not be materially prejudicial to the interests of the Bondholders; or (b) which is to correct a manifest error; in which case the Company shall promptly take all such reasonable steps as the Trustee may require to achieve such modification.
24.02 Any modification to this Trust Deed pursuant to clause 24.01 or Condition 11.00 shall, unless the Trustee otherwise agrees, as soon as practicable thereafter be notified to the Bondholders in accordance with Condition 15.00 and shall be binding upon them.
25.00 WAIVER BY TRUSTEE
25.01 The Trustee may, whenever it thinks fit, unless otherwise previously directed by an Extraordinary Resolution, and on such terms and subject to such conditions as to it shall seem fit:
25.01.01 authorise or waive any proposed breach or any breach by the Company of any of the terms of this Trust Deed or the Conditions other than those which prescribe the amounts in which and the times at which payments are to be made by the Company thereunder without prejudice to the rights of the Trustee in respect of any subsequent breach of any such terms; and

25.01.02 determine that any event which constitutes (or which, with the giving of notice and/or the lapse of time or any other matter would constitute) an event on the happening of which the Bonds shall have or may become immediately due and repayable shall not be treated as such for the purposes of this Trust Deed, without prejudice to the rights of the Trustee in respect of any subsequent such event.
26.00 APPOINTMENT OF NEW TRUSTEE
26.01 The statutory power to appoint new trustees of this Trust Deed shall be vested in the Company, but no trustee shall be appointed who shall not previously have been approved by an Extraordinary Resolution. A Trust Corporation may be appointed as sole trustee of this Trust Deed. If there shall be more than one trustee of this Trust Deed one trustee must be a trust corporation.
27.00 RETIREMENT BY TRUSTEE
27.01 A trustee may retire at any time, on giving to the Company not less than three months’ written notice, without assigning any reason and without being responsible for any costs occasioned by such retirement. The Company undertakes to use its best endeavours, if the only trustee of this Trust Deed being a Trust Corporation, gives notice under this clause or is removed from office, to procure that a new trustee (being a Trust Corporation) of this Trust Deed be appointed in accordance with clause 26.00. The retirement or removal of a sole trustee shall not become effective until a successor trustee (being a Trust Corporation) is appointed in accordance with clause 26.00;
27.02 Any corporation or association into which the Trustee may be converted or merged, or with which the Trustee may be consolidated, or to which the Trustee may sell or transfer the Trustee’s trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Trustee is a party, shall be and become successor trustee hereunder and vested with all of the trusts, powers, discretions, immunities, privileges and other matters as was the Trustee’s predecessor, without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto anything herein to the contrary notwithstanding.
27.03 Every successor trustee appointed hereunder shall execute, acknowledge and deliver to the Trustee or the Trustee’s predecessor and also to the Company an instrument in writing accepting such appointment hereunder and thereupon such successor, without any further act, deed or conveyance, shall become fully vested with all the estates, properties, rights, powers, trusts, duties and obligations of the Trustee’s predecessor.
28.00 COMPANY’S WARRANTY AND PERFORMANCE COVENANT AND CONDITIONS PRECEDENT
28.01 Except as stated in the Disclosure Letter, the Company hereby represents and warrants:
28.01.01 that it has the necessary corporate power and authority to issue the Bonds on the terms and conditions set out herein and to perform and observe its obligations hereunder.
28.01.02 except for cases in which the necessary consents have been obtained prior to the date of this Trust Deed there is no law, decree or similar enactment binding on the Company and no provision in any corporate document, mortgage, indenture, trust, deed, contract or agreement binding on the Company or affecting its property which would conflict with or prevent the Company from issuing the Bonds on the terms and conditions set out herein, or which would prevent the Company from observing any of its obligations hereunder.
28.01.03 there are no legal or other proceedings pending or threatened before any tribunal, commission or other regulatory authority and involving the Company.

28.01.04 the Company is not in breach of any of the limits or restrictions or obligations imposed by any other agreement or instrument.
28.01.05 there has been no material adverse change in the financial condition of the Company since the            day of      2006.
28.01.06 the Company is a company with limited liability duly incorporated and validly existing under the laws of Cayman Islands with its own legal personality and with power to own its assets and carry on business as now conducted;
28.01.07 the Company has taken all necessary action to authorise the issue of the Bonds and the execution and delivery of this Trust Deed, and this Trust Deed constitutes the Company’s legal, valid and binding obligations enforceable against the Company in accordance with its terms, except as such enforcement may be limited by general equitable principles or by any relevant bankruptcy, insolvency, administration or similar laws affecting creditors’ rights generally;
28.01.08 the entry into and performance by the Company of its obligations under this Trust Deed does not and will not violate in any material respect any law or regulation of any governmental or official authority or body, or the constitutional documents of the Company, or any agreement, contract or other undertaking to which the Company is a party or which is binding on the Company or any of its assets;
28.01.09 all consents, licences, approvals and authorisations on the part of the Company required in connection with the entry into, performance, validity and enforceability of this Trust Deed necessary for the Company’s business have been obtained and are in full force and effect to the extent that they are still relevant and required by applicable law or by any of the Security Documents;

28.01.10 no action, suit, proceeding, litigation or dispute against the Company is currently taking place or pending or, to the Company’s knowledge, threatened nor is there subsisting any judgment or award given against the Company before any court, board of arbitration or other body;
28.01.11 no Event of Default or potential Event of Default has occurred and is continuing or will result from the issuing of the Bonds; and no other event has occurred and is continuing, which constitutes (or with the giving of notice, lapse of time, and/or other applicable condition, would constitute) a default under any document which is binding on the Company;
28.01.12 the Company’s audited accounts and consolidated financial statements to 31st December 2005 which have been prepared in accordance with United States generally accepted accounting principles consistently applied, are true and accurate in every respect and represent a true and fair view of the consolidated financial position of the Company at the date of such accounts and financial statements and the results of its operations for the year ended on the date to which such accounts and consolidated financial statements were prepared and no significant liabilities (contingent or otherwise) exist which have not been fully disclosed or reserved against in such accounts and consolidated financial statements and that there has been no material adverse change in its financial condition from that set forth in such accounts and consolidated financial statements;
28.01.13 the Company did not knowingly omit to supply to the Trustee or the Arranger, prior to the execution of this Trust Deed, any information which, if disclosed, might adversely affect in either the Trustee’s or the Arranger’s reasonable opinion the decision of a person considering whether to enter into this Trust Deed, and nothing has occurred since the date on which any such other material was supplied to the Trustee or the Arranger which renders the information contained or any such other material supplied untrue or misleading in any respect and which, if disclosed, might materially adversely affect the decision of a person considering whether to enter into this Trust Deed.

28.02 The representations and warranties of the Company set out in clause 28.01 shall survive the execution of this Trust Deed.
28.03 The Company hereby covenants with the Trustee that it will duly perform and observe the obligations imposed on it by this Trust Deed and the Conditions.
28.04 The following Conditions Precedent must be fulfilled to the satisfaction of the Arranger prior to the disbursement of the principal amount of the Bonds:
28.04.01 The Insurance Policies are in full force and effect and the interest of the Trustee has been noted thereon as first loss payee;
28.04.02 Historical consolidated financial statements of the Company for each of the years in the five year period ended 31st December 2005 have been delivered to the Trustee prior to the Closing Date;
28.04.03 A legal opinion issued by the Company’s Counsel approved by the Arranger and the Trustee that confirms inter alia that the Security Documents do not violate in any material respect any law or regulation of any governmental or regulatory authority in Cayman Islands is delivered to the Trustee;
28.04.04 The Company shall consent to the Arranger having the right to offer participation in the security to other investors in a form and substance acceptable solely to the Arranger;
28.04.05 Receipt by the Trustee of copies of up to date Regulatory Approvals;
28.04.06 There has not been any material adverse change in the financial, political, regulatory, economic or other conditions in the countries of operation of the Company, including but not limited to the Cayman Islands, the Bahamas and Barbados, that could, in the reasonable opinion of the Arranger affect the successful offer and sale of the Bonds as at the Closing Date;

28.04.07 There having been no occurrence of any material changes in the financial condition or prospects of the Company between 31st December 2005 and the Closing Date, that may be expected, in the reasonable opinion of the Arranger, to have an adverse impact on the capacity of the Company to meet its repayment obligations in respect of the Bonds;
29.00 DEEMED INCLUSION OF CONDITIONS
29.01 The Conditions to be endorsed on the Certificates set out in the First Schedule and the provisions and descriptions in the Second Schedule shall have effect as if such Conditions descriptions and provisions were set out in full in this Trust Deed.
30.00 TRUSTEE MAY ASSUME COMPLIANCE BY THE COMPANY
30.01 Except as expressly provided in this Trust Deed, the Trustee shall be and is authorised to assume without enquiry, in the absence of actual knowledge by, or an express notice to it, to the contrary, that the Company is duly performing and observing all the terms of this Trust Deed to be performed and observed by the Company.
30.02 Notwithstanding knowledge by, or notice to the Trustee of any breach of any such term it shall be in the discretion of the Trustee whether to take any action or proceedings or to enforce performance until in any such case the Trustee is required to do so by an Extraordinary Resolution or a request in writing by the holders of not less than one-quarter of the principal amount of the Outstanding Bonds and then only if the Trustee shall be indemnified to its satisfaction against all actions, proceedings and claims to which it may render itself liable and all costs, charges, damages and expenses which it may incur by so doing.
31.00 AUDITOR’S CERTIFICATES
31.01 The Trustee may accept without further enquiry a certificate given by the Auditor under clause 18.01.03 that, at any particular time or throughout any specified period, all or any of the covenants or provisions of clause 5.00 have been duly complied with as conclusive evidence of such compliance.

32.00 TRANSFER OF BONDS
32.01 The Company will recognise the registered holder of any Bond as the absolute owner and shall not be bound to take notice of, recognise or comply with any trust, whether express, implied or constructive to which any Bond may be subject. The receipt of the Bondholders or in the case of joint Bondholders the receipt of any of them, for the interest from time to time accruing in respect of it or for any other money payable on the Bond shall be a good discharge to the Company, notwithstanding any notice it may have, whether express or otherwise, of the right, title, interest or claim of any other person to or in such Bond, interest or money. No notice of any trust, express, implied or constructive shall be entered on the Register in respect of any Bond.
32.02 Every Bondholder will be recognised by the Company as entitled to his Bond free from any equity, set-off or counter-claim on the part of the Company against the original or any intermediate holder of the Bond.
32.03 Except for the Bond issued for less than $10,000.00, the Bonds may only be transferred in multiples of $10,000.00 nominal value as the case may be, by instrument in writing in the usual common form or such other form as the Trustee may approve.
32.04 Every instrument of transfer must be signed by the transferor (or where the transferor is a corporation, given under its common seal, if it has one) and the transferor shall be deemed to remain the owner of the Bond to be transferred until the name of the transferee is entered in the Register in respect of that Bond.
32.05 Every instrument of transfer must be left for registration at the place where the Register shall for the time being be kept, accompanied by the Certificate for the Bond to be transferred and such other evidence as the Registrar may reasonably require to prove the title of the transferor or his right to transfer the Bond and, if the instrument is executed by some other person on his behalf, the authority of the person to do so.
32.06 All instruments of transfer which shall be registered will be retained by the Registrar.
32.07 Any person becoming entitled to Bonds in consequence of bankruptcy of the holder of such Bonds may, on producing such evidence of his title as the Trustee shall think sufficient, be registered himself as the holder of such Bonds, or subject to the preceding provisions relating to the transfer may transfer such Bonds. The Trustee may retain the interest payable upon any Bond which any person under this paragraph is entitled to transfer until such person shall either be so registered or shall duly transfer the Bond. In the meantime the Trustee shall deposit such interest with a commercial bank in the name of the Trustee but shall not be responsible for the safe custody of such money or for interest thereon and the Trustee shall be entitled to deduct the expenses incurred by it in arranging such deposit.
33.00 CANCELLATION OF BONDS
33.01 All Bonds repaid by the Company and all Bonds purchased beneficially by or for the account of the Company and all Bonds surrendered for replacement or replaced by the Company in accordance with Condition 12 shall be cancelled forthwith by or on behalf of the Company and the Company shall procure that a certificate stating:
(a) the amounts paid in respect of such Bonds so repaid, purchased and so cancelled; and
(b) the serial numbers of the Certificates relating to such Bonds; and
(c) the serial numbers of the Certificates relating to the Bonds so surrendered and replaced;
shall be given to the Trustee by the Company or the Paying Agent as soon as reasonably possible after the date of such repayment, replacement or purchase, (as the case may be) and in any event not more than fourteen days thereafter. Such certificate may be accepted by the Trustee as conclusive evidence of repayment or replacement or such purchase and cancellation pro tanto of the Bonds.

34.00 FURTHER ASSURANCE
34.01 The Company shall at any time if and when required by the Trustee execute such further instruments as are required from time to time to perfect the Trustee’s security over all or any of the Charged Property to secure all money obligations and liabilities hereby covenanted to be paid or otherwise hereby secured or to facilitate the realisation of the Security Documents or the exercise of the powers conferred on the Trustee such further instruments to be prepared by or on behalf of the Trustee at the cost of the Company and to include such provisions for the benefit of the Trustee as the Trustee may reasonably require.
35.00 POWER OF ATTORNEY
35.01 The Company by way of security hereby irrevocably appoints the Trustee and the persons deriving title under it severally to be its Attorney in its name and on its behalf and as its act and deed or otherwise to execute and complete any documents which the Trustee may require for perfecting its title to or for vesting the Charged Property in the Trustee or its nominees or in any purchaser or to otherwise deal with the Charged Property in accordance with this Trust Deed and otherwise generally to sign seal deliver and otherwise perfect any such instrument referred to in clause 34.00 and all such deeds and documents and to do all such acts and things as may be required for the full exercise of the powers hereby conferred including any sale lease disposition realisation or getting in of the Charged Property or any part thereof in connection with any other exercise of any power hereunder and this appointment shall operate as a power of attorney made under the laws of the Cayman Islands to the extent permissible under such laws. The Company hereby covenants with the Trustee to ratify and confirm any deed document act and thing and all transactions which any such attorney may lawfully execute or do.

36.00 MISCELLANEOUS
36.01 No failure or delay by the Trustee in exercising any right or remedy shall operate as a waiver thereof nor shall any single or any partial exercise or waiver of any right or remedy preclude its further exercise or the exercise of any other right or remedy.
36.02 Each of the provisions of this Trust Deed is severable and distinct from the others and if at any time one or more of such provisions is or becomes invalid illegal or unenforceable the validity legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.
36.03 This Trust Deed shall be enforceable notwithstanding any change in the constitution of the Trustee or its absorption in or amalgamation with or the acquisition of all or part of its undertaking by any other person.
36.04 Any liability or power which may be exercised or any determination which may be made hereunder by the Trustee may be exercised or made in its absolute and unfettered discretion and it shall not be obliged to give reasons therefor.
36.05 The Company hereby certifies that neither the execution of this Trust Deed nor the creation of any charge or security herein mentioned contravenes any of the provisions of the Memorandum or Articles of Association of the Company or any of its subsidiaries or any agreement binding on any of them.
36.06 This Trust Deed may be simultaneously executed in several counterparts, each of which shall be an original and all of such shall constitute but one and the same instrument.
36.07 Any amendment of any provision of this Trust Deed shall be in writing and signed by the parties.
36.08 This Trust Deed contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

36.09 Except as otherwise provided herein, this Trust Deed and all of the terms and provisions hereof shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors, trustees and legal representatives.
36.10 The Company confirms to the Trustee for the benefit of itself and the Arranger that neither the Trustee nor the Arranger have acted as financial adviser to the Company and that the Company should not and has not relied on the Arranger’s or the Trustee’s advice to enter into the transaction including the issue of the Bonds. The Company hereby covenants to hold the Trustee and the Arranger blameless and without liability for any loss or expenses that may result at any time as a result of the issue of the Bonds.
36.11 The Trustee and the Company hereby agree and confirm that the Arranger may act as paying agent, registrar or underwriter of the Bonds and as registrar and paying agent of any securitised instruments derived from the Bonds and the Company may not claim any conflict of interest arising from the Arranger action in any of the above mentioned capacities.
36.12 The Bonds shall only be offered to Permitted Investors
36.13 No Bondholder may distribute or offer to sell any Bonds if such distribution or offer for sale will result in the purchaser of the Bonds not being a Permitted Investor.
37.00 NOTICES
37.01 Except as otherwise provided for in this Trust Deed, all notices or other communications under or in respect of this Trust Deed to any party to this Trust Deed shall be in writing. A written notice shall include a notice by facsimile.
37.02 All notices or other communications under or in respect of this Trust Deed must be given by delivery, by facsimile or by registered post and will be deemed to be duly given or made when delivered, in the case of personal delivery, or four business days after the date of posting by registered post, or when despatched in the case of facsimile, (save that in the case of any notice or communication sent by facsimile that notice or communication will not be deemed to be given or made if the addressee has promptly notified the party dispatching the notice or communication that it has not received a legible copy of the notice or communication). All such notices or other communications must be sent to either party addressed to it at the address stated below (or at such other address as such party may specify for such purpose to the other by notice in writing):

37.02.01 in the case of the Company:	Consolidated Water Co. Ltd. P.O. Box 1114 GT Regatta Office Park Windward Three, 4th Floor West Bay Road Grand Cayman, Cayman Islands Attention: Frederick McTaggart Facsimile No: 345-949-2957

And a copy to:	Myers & Alberga, Attorneys-at-Law P.O. Box 472 GT Harbour Place 103 South Church Street Grand Cayman, Cayman Islands Attention: Bryan L. Ashenheim Esq. Facsimile No. 345-949-8171

37.02.02 in the case of the Trustee:	Dextra Bank & Trust Co. Ltd. P.O. Box 2004 GT Sagicor House, 198 North Church Street, George Town, Grand Cayman, Cayman Islands Attention: Mr. S. Alexander Wood Facsimile No: 345-949-2795
37.03 A notice or other communication received on a non-Business Day or after 4.00 p.m. in the place of receipt shall be deemed to be served on the next following Business Day in such place.

38.00 GOVERNING LAW
38.01 The Trust Deed and the Bonds are governed by and shall be construed in accordance with the laws of the Cayman Islands.
39.00 SUBMISSION TO JURISDICTION
39.01 The courts of the Cayman Islands shall have non-exclusive jurisdiction in connection with any legal action, suit or proceeding arising out of or relating to this Trust Deed.
40.00 WAIVER OF OBJECTION
40.01 The Company waives any objection on the ground of inconvenient forum to any proceedings which relate to this Trust Deed and the Bonds being brought in the courts of the Cayman Islands.
41.00 SERVICE OF PROCESS
41.01 The Company agrees that any process or other document connected with proceedings in the Cayman Islands’ courts which relate to this Trust Deed and the Bonds shall be treated for all purposes as having been duly served on the Company if it is delivered at its registered office for the time being.

IN WITNESS WHEREOF the Seal of the Company was hereunto affixed the day and year first hereinabove written and the Common Seal of the Trustee was hereunto affixed the       day of August, 2006.

The Common Seal of
CONSOLIDATED	)
WATER CO. LTD.	)
was hereunto affixed by	)
Frederick W. McTaggart	)
and Gerrard Pereira	)
Directors of the Company by order and	)
authority of the Board of Directors and in	)
conformity with its Articles of Association	)
and signed by them in the presence of:	)
)
)
)
Notary Public

The Common Seal of DEXTRA BANK &	)
TRUST CO. LTD. was hereunto affixed by	)
Alex Wood	)
and Alitsia Finlayson	)
Directors of the Company by order and	)
authority of the Board of Directors and in	)
conformity with its by laws and signed by	)
them in the presence of:	)
)
)
)
Notary Public

THE FIRST SCHEDULE PART A
FORM OF SECURED FIXED RATE BOND CERTIFICATE
Certificate No. __________
Nominal Amount of Bonds $ ___________
CONSOLIDATED WATER CO. LTD.
(A company incorporated under the laws of the Cayman Islands)
Secured Fixed Rate Bonds 2006 — 2016
THIS IS TO CERTIFY that ................. is/are the registered holder(s) of the above mentioned Secured Fixed Rate Bonds in the principal amount of $........... which are constituted and secured by a Trust Deed dated the            day of 2006 (the “Trust Deed”) and made between CONSOLIDATED WATER CO. LTD. (the “Company”) of the One Part and DEXTRA BANK & TRUST CO. LTD. of the Other Part as Trustee for the Bondholders. The Bonds are issued with the benefit of and subject to the provisions contained in the Trust Deed and the Conditions endorsed hereon.
Principal and interest are payable on the Bonds represented by this Certificate in accordance with the Conditions endorsed hereon.
IN WITNESS WHEREOF the Seal of the Company was affixed in accordance with a Resolution of the Company and in conformity with the Articles of Association of the Company and has been signed on behalf of the Company by the Director and the Secretary thereof.
DATED this..................day of......2006

.................................. DIRECTOR .......................................... SECRETARY

Countersigned for the purpose of authentication only:
..................................
as Paying Agent
Registered...................
Dated..........................
NOTE: This Certificate must be surrendered before any transfer of the whole or any portion of the Bond to which it relates can be registered or a new Certificate issued in exchange. No fraction of $10,000.00 of Bonds can be transferred.

THE FIRST SCHEDULE PART B
TERMS AND CONDITIONS OF THE BONDS
(being part of the First Schedule above referred to)
A. The Secured Fixed Rate Bonds 2006-2016 (the “Bonds”) of CONSOLIDATED WATER CO. LTD. (the “Company”) are issued in one maturity 2016 and are in registered transferable form without interest coupons attached.
B. The Bonds are constituted by a Trust Deed (the “Trust Deed”) between the Company and DEXTRA BANK & TRUST CO. LTD. (the “Trustee”) as trustee for the holders of the Bonds (the “Bondholders”).
C. SCOTIATRUST AND MERCHANT BANK TRINIDAD AND TOBAGO LIMITED is the Paying Agent (the “Paying Agent”) and Registrar (the “Registrar”) for the Bonds. Copies of the following documents are available for inspection at the office of operations for the time being of the Trustee (being at the date hereof Sagicor House, 198 North Church Street, George Town Grand Cayman) namely:-
(i) The Trust Deed;
(ii) The Paying Agency Agreement;
(iii) Subscription Agreement
D. The statements set out in these Conditions include summaries of, and are subject to, the provisions of the Trust Deed. The Bondholders are entitled to the benefit of, and are deemed to have notice of all the provisions of the Trust Deed, the Paying Agency Agreement and the Bonds, all of which are binding on them.
1.00 DEFINITIONS
1.01 In these Conditions expressions defined in the Trust Deed shall have the same meaning whenever they appear herein.
1.01.02 “Business Day” means a day on which Commercial Banks are open for all banking business in the Cayman Islands.
1.01.03 “Event of Default” means any event of default referred to in clause 6.00 of the Trust Deed.
1.01.04 “Payment Date” in respect of the Bonds means the same day of the month as the Closing Date in the third month thereafter and thereafter the same days of each succeeding third month in each and every year until maturity or repayment, whichever comes first. If a Payment Date falls on a day which is not a Business Day (as defined above) it shall be the preceding day which is a Business Day.
1.01.05 “Payment Period” means in respect of the Bonds the period from the Closing Date to the first Payment Date and thereafter from the day after a Payment Date until the next Payment Date representing 40 quarterly payments until the Bonds are fully repaid
2.00 TITLE AND DENOMINATION
2.01 Title to the Bonds will pass upon registration of a proper instrument of transfer accompanied by the relative Certificate delivered to the Registrar. The Company, the Trustee, the Paying Agent and the Registrar may treat the registered Bondholder(s) of any Bond as the absolute owner thereof (whether or not such Bond shall be overdue and notwithstanding any notice of ownership or writing on the Certificate thereof or any notice of previous loss or theft or of trust or other interest therein) and the Register of Bondholders shall (in the absence of fraud, wilful default, bad faith and manifest error) at all times be conclusive evidence of the amount of Bonds held by each Bondholder for the purpose of making payment and for all other purposes.
2.02 All except one of the Bonds, which are serially numbered, are issued in the denominations of $10,000.00 or integral multiples thereof without interest coupons. One Bond will be issued in the denomination of $1,997.16.
3.00 STATUS
3.01 The Bonds are direct unconditional and secured obligations of the Company and will rank pari passu without any preference among themselves.

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4.00 CURRENCY INDEMNITY AND TAXES INDEMNIFICATION
4.01 If under any applicable law or regulations or pursuant to a judgment or order made or registered against the Company or without limitation for any other reason any payment under or in connection with the Bonds is made or forced to be satisfied in a currency other than US Dollars then to the extent that the amount of such payment actually received by the Bondholders (“the payment currency”) when converted on the date of payment at the rate of exchange falls short of the amount payable under the Bonds the Company as a separate and independent obligation shall pay as an additional payment such shortfall. For the purpose of this Clause “rate of exchange” means the rate at which US Dollars may be lawfully purchased on the date of such payment with the payment currency and shall take into account any premium and other costs of exchange with respect to such transaction and the Company shall be liable for any premium and other cost of exchange including any Taxes incurred by reason of any such exchange.
4.02 All payments to be made by the Company shall be made free and clear of and without deduction for or on account of Taxes in the Cayman Islands unless the Company is required by the laws of the Cayman Islands to make such a payment subject to the deduction or withholding of Taxes, in which case the amount payable by the Company in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Paying Agent receives (free from any liability in respect of any such deduction or withholding) a net amount equal to the sum which it would have received had no such deduction or withholding been made or required to be made;
4.03 If at any time the Company is required by Cayman Islands law to make any deduction or withholding from any sum payable by it under this Bond (or if subsequently there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), it shall promptly notify the Trustee upon becoming aware of the same.

4.04 If the Company is required by Cayman Islands law to make any deduction or withholding from any payment hereunder, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Trustee within 30 days after it has made such payment to the applicable authority an original official receipt issued by such authority and any other appropriate evidence of the payment to such authority of all amounts so required to be deducted or withheld;
4.05 The Company shall indemnify and hold harmless the Trustee against, and reimburse it on demand, the amount of any Taxes so deducted withheld or accounted for and paid by the Company whether or not such Taxes were correctly or legally assessed or demanded.
5.00 SECURITY
5.01 The due payment of the principal and interest in respect of the Bonds (and all money payable by the Company under the Trust Deed) is secured in manner set out in clause 7.00 of the Trust Deed.
6.00 INTEREST
6.01 Accrual of Interest
6.01.01 The Bonds will bear interest from and including the Closing Date. Interest in respect of each Bond will accrue from day to day on the basis of a 360 day year of twelve 30 day months and will cease to accrue on the amount of principal repaid on a Due Date unless, the amortised payment then due is improperly withheld or refused.
6.02 Payment Dates and Payment Periods
6.02.01 Interest and principal in respect of the Bonds are payable by equal amortised payments in arrears on each Payment Date.
6.03 Rate of Interest
6.03.01 The Rate of Interest in respect of the Fixed Rate Bonds 2006-2016 is 5.95% per annum.
6.04 Default Interest

6.04.01 A default interest rate of two and a half percent (2.5%) per annum above the Rate of Interest is payable on the principal portion of any Payment that is not paid by the Company on its Due Date calculated from the Due Date to the date of actual payment.
6.05 Notification of Payment Date
6.05.01 The Paying Agent shall cause notice of each Payment Date, to be given to the Company and the Trustee as soon as practicable after their determination but in no event later than the fourth Business Day after the end of the preceding Payment Period.
6.05.02 The Payment Date so notified may subsequently be amended in the case of manifest error.
6.05.03 The Paying Agent shall provide to all Bondholders upon request notification of the Payment Date in respect of each Payment Period but shall not be required to give notice thereof in manner provided in Condition 15.00.
6.06 Notification etc to be final.
6.06.01 All notifications, opinions, determinations, certificates, calculations, quotations and decisions given, expressed, made or obtained for the purposes of this Condition 6.00, shall (in the absence of wilful default, bad faith or manifest error) be binding on the Company, the Trustee the Paying Agent and all Bondholders and (in the absence aforesaid) no liability to the Bondholders shall attach to the Paying Agent or the Trustee in connection with the exercise or non-exercise by them of their powers, duties and discretions under this Condition 6.00.
6.07 Interest ceasing to accrue
6.07.01 Interest on any Bond becoming liable to redemption shall cease to accrue immediately after the Due Date for redemption of such Bond unless on the Bondholder demanding on or after the date and at the place fixed for redemption of such Bond payment of the

57

redemption money payable on that Bond and tendering the Certificate for that Bond and a receipt for or form of authority as to payment of the redemption money, duly signed and authenticated in such manner as the Paying Agent may reasonably require, payment of the redemption money shall be refused.
6.07.02 The interest portion of any amortised payment in respect of the Bonds not paid on a Payment Date, together with any other interest in respect thereof not paid on any other Payment Date, shall so long as the same remains unpaid, constitute “Arrears of Interest”.
6.07.03 Arrears of Interest may at the option of the Company be paid in whole or (subject as provided in the Trust Deed) in part at any time upon the expiration of not less than seven (7) days’ notice to such effect given to the Trustee and to the Bondholders in accordance with Condition 15.00 below, but all Arrears of Interest in respect of all Bonds for the time being outstanding (as defined in the Trust Deed) shall become due in full on the next Payment Date or on the maturity of the Bonds whichever is the earlier. The provisions of this Condition 6.07.03 is without prejudice to the right of the Trustee to enforce the provisions of the Trust Deed and the Security Documents in accordance with Clause 8 of the Trust Deed.
6.07.04 If notice is given by the Company of its intention to pay the whole or any part of Arrears of Interest, the Company shall be obliged to do so upon the expiration of such notice. Arrears of Interest shall not themselves bear interest. Where Arrears of Interest are paid in part, each part payment shall be in respect of the full amount of the Arrears of Interest accrued due to the Payment Date or consecutive Payment Date furthest from the date of payment.

7.00 REPAYMENT PURCHASE AND CANCELLATION
7.01 Unless previously redeemed pursuant to these conditions or purchased and cancelled, the Company will redeem the Bonds by forty (40) equal quarterly amortised payments of $526,009.97 the first of which quarterly payments shall be made on the same day of the month as the Closing Date in the third month thereafter.
7.02 If a Payment Date falls on a date which is not a Business Day it shall occur on the preceding day which is a Business Day.
7.03 The Company may on any Payment Date occurring on or after the third anniversary of the Closing Date repay all and not part only of the principal amount then owing under the Bonds as specified in the notice at par on the following conditions:-
7.03.01 that the Company shall give to the Trustee, the Paying Agent and the Bondholders forty-five (45) days prior written notice in accordance with Condition 15.00 of the Company’s intention to repay the balance of the principal amount then owing under the Bonds.
7.03.02 that that notice shall expire on the next succeeding Payment Date.
7.03.03 that where the Company gives notice in accordance with paragraphs 7.03.01 and 7.03.02 of this Condition 7.03 of repayment, then upon expiration of the notice, the Company shall pay to the Paying Agent the principal amount stated in the notice and shall also pay to the Paying Agent interest accrued due up to the date of repayment and all Arrears of Interest together with a call premium, equal to 1.5% of the prepayment amount.
7.04 The Company may at any time purchase beneficially or procure others to purchase beneficially for its account Bonds by tender or by private treaty.
7.05 Payment of principal under this clause will only be made against presentation and surrender of the Bond Certificate at the Specified Office of the Paying Agent but the Trustee with the Company’s consent may dispense with the production of a Certificate in any particular case on such indemnity being given as the Trustee and the Company shall think fit.

7.06 All bonds which are redeemed or purchased by or on behalf of the Company will forthwith be cancelled and, accordingly, may not be re-issued or re-sold.
8.00 METHOD OF PAYMENT
8.01 Cheques for payments under the Bonds will be mailed to Bondholders at the address appearing in the register of Bondholders, or the said sums may be transferred by wire to an account as advised by the Bondholder to the Paying Agent.
8.02 All payments in respect of the Bonds will be subject to any applicable fiscal and other laws.
8.03 On payment under any of the provisions of clauses 9.00 and 10.00 of the Trust Deed the Paying Agent shall cause the Certificate to be cancelled and a new Certificate to be issued for the remaining principal amount due on the Bond if any and in the case of payment in full shall cause such Certificate to be cancelled in full.
9.00 TERMINATION AND APPOINTMENT OF NEW PAYING AGENT(S)
9.01 The Company may, with the prior approval of the Trustee and in accordance with the Paying Agency Agreement vary or terminate the appointment of the Paying Agent and/or appoint additional Paying Agent(s) and/or approve any change in the Specified Office of any Paying Agent, provided that so long as any of the Bonds remain outstanding the Company will maintain a Paying Agent with a Specified Office in Trinidad and Tobago or Cayman Islands.
9.02 In the event of any such variation, termination, appointment or change in Specified Office, notice thereof will be given by the Company to the Bondholders in accordance with Condition 15.00.
10.00 DEFAULT
10.01 The Bonds shall become immediately due and payable together with accrued interest, if any Event of Default occurs and either (a) the Trustee so determines or (b) the Trustee is requested in writing by Bondholders together holding at least one-quarter in principal amount of the Bonds outstanding or is requested by an Extraordinary Resolution to demand repayment.

10.02 At any time after the Bonds shall have become immediately due and repayable, the Trustee (to the exclusion of the Bondholders) may without notice to the Company, at its discretion, and shall, on the request in writing of the Bondholders holding not less than at least one-quarter of the principal amount of the Outstanding Bonds or, if so requested by Extraordinary Resolution (but, in either case, subject to the Trustee being indemnified to its satisfaction against all proceedings, claims and demands to which the Trustee may be liable and all costs, charges and expenses which may be incurred by the Trustee in connection therewith), take such proceedings against the Company as it may deem fit.
10.03 No Bondholders shall in any circumstances be entitled to any remedy (whether by way of action, petition or otherwise howsoever) for the recovery of any Bond or any part thereof or any interest thereon, unless the Trustee, having become bound to take proceedings in accordance with this Trust Deed, fails to do so within a reasonable time and such failure shall be continuing. In that case any Bondholder may, on giving the Trustee an indemnity satisfactory to the Trustee against all proceedings claims and demands to which it may be liable and all costs charges and expenses which may be incurred by it in connection therewith, in the name of the Trustee (but not otherwise) himself either take such proceedings against the Company or prove in the winding-up of the Company. The Trustee shall apply any money so received in the manner provided in the Trust Deed.
11.00 MODIFICATION OF TERMS AND CONDITIONS
11.01 The provisions in the Second Schedule of the Trust Deed for convening meetings of the Bondholders to consider any matters affecting their interest, including the modification by Extraordinary Resolution of these Conditions or the provisions of the Trust Deed are binding on the Bondholders.

11.02 Any resolution duly passed at any such meeting shall be binding on all the Bondholders, whether present or not.
11.03 The Trustee may agree, without the consent of the Bondholders, to any modification of, or to any waiver or authorisation of any breach or proposed breach of any provision of, the Trust Deed which, in the opinion of the Trustee, is not materially prejudicial to the interest of the Bondholders and which does not affect the obligation of the Company to make payments of interest and of principal in the amounts and at the times specified in the Trust Deed or in the Conditions or to any modification which is of a formal or technical nature or which is made to correct a manifest error.
11.04 Any such modification, waiver or authorisation shall be binding on the Bondholders and, unless the Trustee agrees otherwise, any such modification shall be notified to the Bondholders as soon as practicable thereafter in accordance with Condition 15.00.
12.00. REPLACEMENT OF BOND CERTIFICATES
12.01 If a Bond Certificate is mutilated, defaced, destroyed, stolen or lost it may, and shall in the case of mutilation or defacement, upon the surrender of the mutilated or defaced Certificate, be replaced at the Specified Office of the Registrar on payment of such costs as may be incurred in connection therewith and, in the case of destruction, theft or loss, on such terms as to evidence and indemnity as the Company may reasonably require.
13.00 INDEMNIFICATION OF THE TRUSTEE
13.01 The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility. The Trustee is entitled to enter into business transactions with the Company, without accounting for any profit resulting therefrom or disclosing to the Bondholders any confidential information which is thereby obtained.

14.00 FURTHER ISSUES
14.01 The Company is at liberty from time to time without the consent of the Bondholders to create and issue further bonds or notes upon such terms as to interest, conversion, repayment, security and otherwise as the Company may at the time of issue thereof determine so long as any such security to the extent that it is over assets that secure the Bonds, is subject and subsequent to the security for the Bonds.
15.00 NOTICES
15.01 All notices to the Bondholders will be valid if published in a daily newspaper published in the jurisdiction of the address of each Bondholder appearing in the Register. Such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.
15.02 Any notice to the Paying Agent and Registrar shall be addressed to:
PAYING AGENT AND REGISTRAR
SCOTIATRUST AND MERCHANT BANK TRINIDAD AND
TOBAGO LIMITED
56-58 Richmond Street
Port of Spain
Trinidad
and/or such other or further Paying Agent(s) or Registrar(s) for the Bonds as may from time to time be appointed by the Company with the approval of the Trustee and notice of whose appointment is given to the Bondholders within 14 days thereafter in accordance with Condition 15.00.
17.00. GOVERNING LAW
17.01 The Trust Deed and the Bonds are governed by and shall be construed in accordance with the laws of the Cayman Islands.

THE SECOND SCHEDULE ABOVE REFERRED TO
Provisions for Meetings of Bondholders
1. (i) A Bondholder may by an instrument in writing in the English language (hereinafter called a “form of proxy”) signed by the Bondholder or, in the case of a corporation, executed under its common seal (if it has one) or signed on its behalf by an attorney or a duly authorised officer of the corporation, appoint any person (hereinafter called a “proxy”) his or its proxy to act on his or its behalf in connection with any meeting or proposed meeting of the Bondholders.
(ii) Any Bondholder which is a corporation may by resolution of its directors or other governing body authorise any person to act as its representative (hereinafter called a “Representative”) in connection with any meeting or proposed meeting of the Bondholders.
(iii) Any proxy appointed pursuant to sub-paragraph (i) above or Representative appointed pursuant to sub-paragraph (ii) above shall so long as such appointment remains in force be deemed, for all purposes in connection with any meeting or proposed meeting of the Bondholders specified in such appointment, to be the holder of the Bonds to which such appointment relates and the holder of the Bonds shall be deemed for such purposes not to be the Bondholder.
2. The Trustee or the Company at any time may, and the Trustee (subject to its being indemnified to its satisfaction against all costs and expenses thereby occasioned) upon a request in writing of Bondholders holding not less than one-tenth of the principal amount of the Outstanding Bonds shall, convene a meeting of Bondholders. Whenever the Company is about to convene any such meeting it shall forthwith give notice in writing to the Trustee of the day, time and place thereof and of the nature of the business to be transacted thereat. Every meeting shall be held at such place as the Trustee may agree, provided that it is a place that one or more Bondholders resided at the time of issue of the Bonds.

3. At least twenty-one days’ notice (exclusive of the day on which the notice is given and the day on which the meeting is held) specifying the day, time and place of meeting shall be given to the Bondholders. A copy of the notice shall be given to the Trustee unless the meeting shall be convened by the Trustee and a copy shall be given to the Company unless the meeting shall be convened by the Company. Such notice shall specify the general nature of business to be transacted at the meeting thereby convened and shall be given in the manner provided in this Trust Deed but (except in the case of an Extraordinary Resolution) it shall not be necessary to specify in such notice the form of any resolution to be proposed. Such notice shall also include a statement to the effect that the Bondholders may appoint proxies by executing and delivering a form of proxy to the Specified Office of the Registrar not later than 48 hours before the time fixed for the meeting or, in the case of corporations, may appoint representatives by resolution of their directors or governing body.
4. A person nominated in writing by the Trustee shall be entitled to take the chair at every such meeting but if no such nomination is made or if at any meeting the person nominated shall not be present within fifteen minutes after the time appointed for the holding of such meeting the Bondholders present shall choose one of their number to be Chairman and failing such choice the Company may appoint a Chairman.
5. At any such meeting two or more persons present holding Bonds being proxies or representatives and holding or representing in the aggregate one-fiftieth of the principal amount of the Outstanding Bonds shall (except for the purpose of passing an Extraordinary Resolution) form a quorum for the transaction of business and no business (other than the choosing of a chairman) shall be transacted at any meeting unless the requisite quorum be present at the commencement of business. The quorum at any such meeting for the passing of any Extraordinary Resolution shall, (subject as provided below), be two or more persons present holding Bonds or being proxies or representatives and holding or representing in the aggregate not less than a clear majority in principal amount of the Outstanding Bonds for the time being except that for the following matters (each of which shall only be capable of being effected after having been approved by Extraordinary Resolution) namely:-
(i) modification of the date fixed for repayment of the Bonds;
(ii) reduction or cancellation of any part of the amount of principal payable on the Bonds;
(iii) modification of the dates of payment or the amounts payable in respect of interest or the method of determining the amounts payable in respect of interest on the Bonds;
(iv) alteration of the majority required to pass an Extraordinary Resolution; and
(v) alteration of this proviso or the proviso to paragraph 6 below, the quorum shall be two or more persons present holding Bonds or being proxies or representatives and holding or representing in the aggregate not less than two-thirds of the principal amount of the Outstanding Bonds.
6. If within fifteen minutes from the time appointed for any meeting of Bondholders a quorum is not present, the meeting shall, if convened upon the request of Bondholders, be dissolved. In any other case it shall stand adjourned to such day, time and place, being not less than twenty-eight nor more than forty-two days thereafter, as may be appointed by the chairman and at such adjourned meeting two or more persons present holding Bonds or being proxies or representatives (whatever the principal amount of the Bonds held or represented by them) shall (subject as provided below) form a quorum and have power to pass any Extraordinary Resolution or other resolution and to decide upon all matters which, had there been a quorum, could properly have been dealt with at the meeting from which the adjournment took place. Provided that at any adjourned meeting the business of which includes any of the matters specified in the proviso to paragraph 5 above, the quorum shall be two or more persons present holding Bonds or being proxies or representatives and holding or representing in the aggregate not less than one-third of the principal amount of the Outstanding Bonds.
7. At least twenty-one days’ notice exclusive of the day on which the notice is given and the day on which the meeting is held of any adjourned meeting at which an Extraordinary Resolution is to be submitted shall be given in manner provided by this Trust Deed and such notice shall (except in cases where the proviso to paragraph 6 above shall apply when it shall state the relevant quorum) state that two or more persons present holding Bonds or being proxies or representatives at the adjourned meeting will form a quorum for all purposes.
8. The chairman may with the consent of (and shall if directed by) any such meeting adjourn the meeting from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. Subject as provided in paragraph 7 above it shall not be necessary to give to the Bondholders notice of an adjourned meeting unless the meeting has been adjourned sine die.
9. Every question submitted to a meeting of Bondholders shall be decided in the first instance by a show of hands and in the case of an equality of votes the chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he may be entitled as the holder of a Bond or as a proxy or as a representative.
10. At any meeting of Bondholders, unless (before or on the declaration of the result of the show of hands) a poll is demanded by the chairman or by one or more persons present holding Bonds or being proxies or representatives and holding or representing not less than one-hundredth part of the principal amount of the Outstanding Bonds, a declaration by the chairman that a resolution has been carried or carried by a particular majority or lost or not carried by any particular majority shall be conclusive evidence of such fact.

11. If at any such meeting a poll is so demanded, it shall be taken in such manner and either at once or after an adjournment as the chairman shall direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The demand for a poll shall not prevent the continuance of the meeting for the transaction of any business other than the question on which the poll has been demanded.
12. Any poll demanded at any such meeting on the election of a chairman or any question of adjournment shall be taken at the meeting without adjournment.
13. (A) The Trustee and its legal advisers and any director or duly authorised representative of a corporation being a trustee of this Trust Deed and any Director and legal adviser of the Company and any other person authorised in that behalf by the Trustee or the Company may attend and speak at any such meeting. Without prejudice to paragraph (ii) of the proviso to the definition of “Outstanding Bonds” in Clause 1.00 of the Trust Deed no person shall be entitled to attend (except as provided above) and vote at any meeting of the Bondholders or join with others in requesting the convening of such a meeting or to exercise the rights conferred on the Bondholders by Clause 8 of the Trust Deed or Condition 10.00 unless he is a proxy or a representative or is the holder of a Registered Bond or Registered Bonds. Nothing herein contained shall prevent any of the proxies named in any form or proxy or representative from being an officer or representative of or otherwise connected with the Company.
(B) Subject as provided in sub-paragraph (A) above at any such meeting (a) on a show of hands every person who is present in person and is a holder of Registered Bonds or is a proxy or representative shall have one vote and (b) on a poll every such person shall have one vote in respect of each $10,000.00 principal amount of Bonds in respect of which he is a proxy or representative or of which he is the holder. Without prejudice to the obligations of the proxies named in any form of proxy any person who is entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way. In the case of joint holders of a Bond the vote of the senior who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders and for this purpose, seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding.
(C) Fractions of votes will not be counted.
14. The proxies named in any form of proxy and representatives need not be holders of Bonds.
15. Each form of proxy shall be deposited at such place as the Trustee shall approve not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the proxies named propose to vote and in default the form of proxy shall not be treated as valid unless the chairman of the meeting decides otherwise before such meeting or adjourned meeting proceeds to business. A notarially certified copy of each such form of proxy shall be deposited with the Trustee (if so required by the Trustee) before the commencement of the meeting or adjourned meeting but the Trustee shall not thereby be obliged to investigate or be concerned with the validity of or the authority of the proxies named in any such form of proxy.
16. Any vote given in accordance with the terms of a form of proxy shall be valid notwithstanding the previous revocation or amendment of the form of proxy or of any of the Bondholders’ instructions pursuant to which it was executed provided that no intimation in writing of such revocation or amendment shall have been received by the Trustee at its Registered Office for the time being (or such other place as may have been approved by the Trustee for the purpose) 48 hours before the time appointed for holding the meeting or adjourned meeting at which the form of proxy is to be used.

17. The Bondholders shall in addition to all other powers have the following powers exercisable by Extraordinary Resolution only, namely:-
(A) Power to sanction any modification, variation, abrogation or compromise of, or any arrangement in respect of, the rights of the Bondholders against the Company whether such rights shall arise under this Trust Deed or otherwise.
(B) Power to assent to any modification of the provisions contained in this Trust Deed, or the Bonds which shall be proposed by the Company or the Trustee.
(C) Power to approve any person proposed to be appointed as a new trustee and power to remove any trustee or trustees of this Trust Deed.
(D) Power to authorise and empower the Trustee to concur in and execute and do all such deeds, instruments, acts and things as may be necessary to carry out and give effect to any Extraordinary Resolution.
(E) Power to agree to the release or exoneration of any Trustee from any liability in respect of anything done or omitted to be done by such Trustee before the giving of such release or exoneration and for which such Trustee may have become responsible under this Trust Deed.
(F) Power to give any sanction, direction or request which under the provisions of this Trust Deed or the Bonds is required to be given by Extraordinary Resolution.
(G) Power to appoint any person (whether Bondholders or not) as a committee or committees to represent the interests of the Bondholders and to confer upon such committee or committees any powers or discretions which the Bondholders could themselves exercise by Extraordinary Resolution.

(H) Power to sanction any scheme for the reconstruction of the Company or for the amalgamation of the Company with any other company.
Provided that the provisions contained in Clauses 6.00, 7.00 and 9.00 of the Trust Deed and in this proviso shall not be capable of modification by Extraordinary Resolution.
18. An Extraordinary Resolution passed at a meeting of the Bondholders duly convened and held in accordance with this Trust Deed shall be binding upon all the Bondholders whether present or not at such meeting and each of the Bondholders shall be bound to give effect thereto accordingly. The passing of any such resolution shall be conclusive evidence that the circumstances justify the passing thereof, the intention being that it shall rest with the meeting to determine without appeal whether or not the circumstances justify the passing of such resolution.
19. The expression “Extraordinary Resolution” when used in this Trust Deed means a resolution passed at a meeting of the Bondholders duly convened and held in accordance with the provisions contained in this Schedule by the majority consisting of not less than three-quarters of the votes cast thereon.
20. Minutes of all resolutions and proceedings at every such meeting as aforesaid shall be made and duly entered in books to be from time to time provided for that purpose by the Company and any such minutes, if purporting to be signed by the chairman of the meeting at which such resolutions were passed or matters transacted or by the chairman of the next succeeding meeting of the Bondholders, shall be conclusive evidence of the matters therein contained and until the contrary is proved every such meeting in respect of the proceedings of which minutes have been made shall be deemed to have been duly convened and held and all resolutions passed or matters transacted thereat to have been duly passed and transacted.

21. A resolution in writing signed by or on behalf of all the Bondholders shall for all purposes of this Trust Deed be as valid and effective as an Extraordinary Resolution passed at a meeting of the Bondholders duly convened and held. The resolution in writing may be contained in one document or in several documents in or substantially in like form each signed by or on behalf of one or more of the Bondholders.
22. Subject to the provisions contained in this Schedule, the Trustee may without the consent of the Bondholders prescribe such further regulations regarding the holding of meetings of Bondholders and attendance and voting thereat as it may in its discretion determine.